Exhibit 99.1

Digital Turbine Announces Preliminary Q1 Fiscal 2016 Revenue Range of $18.6 to $18.7Million

Sequential Revenue Growth Driven by Accelerating Advertising Ramp

Achieved $4 Million in Revenue in Second Half of June

Company in Advanced Discussions with Global Tier 1 Carriers and OEMs

Final Fiscal First Quarter Results Planned to be Issued During the First Week of August

Austin, TX – July 10, 2015 – Digital Turbine, Inc. (Nasdaq: APPS), today announced that it estimates first quarter fiscal 2016 revenue for the quarter ended June 30, 2015 to be in the range of $18.6 to $18.7 million, at the upper end of its $17-19 million outlook range for the quarter. On a pro-forma basis, as if Appia had been owned for the entire fourth quarter of fiscal 2015, total revenue increased 15-16% compared to fourth quarter fiscal 2015 revenue of $16.1 million, driven primarily by approximately 230% growth in revenue attributable to DT Ignite™ and DT IQ™ to $3.2 million from pro forma revenue of approximately $968,000 for fourth quarter fiscal 2015. At June 30, 2015, cash, cash equivalents and restricted cash was approximately $6.3 million, reflecting strong collections and management of working capital; there were no additional borrowings on the Company’s credit facility during the quarter.

“Our preliminary first quarter results demonstrate accelerating sequential revenue growth driven by DT Media’s advertising revenue ramp,” commented Bill Stone, Chief Executive Officer. “As we expected, we saw the quarter ramp from month-to-month, culminating in $4 million in revenue in the second half of June, with continued strength in our Advertising business related to carriers and OEMs. In particular, excluding the positive impact of professional services, DT Media revenue in the second half of June was approximately 120% higher than the first half of April even given April’s pent-up demand for new high profile device launches.”

“In addition, we have made meaningful progress with multiple global Tier 1 wireless carriers for deployment of DT Ignite™ and DT IQ™ across their subscriber bases and anticipate having multiple announcements over the coming weeks and months. This progress, along with continued solid performance in our Content businesses, has gotten us off to a great start for fiscal 2016. We will offer additional detail on our revenue and margin performance on our Q1 call,” concluded Mr. Stone.

The Company plans to release first quarter fiscal 2016 results and conduct a conference call discussing these results during the first week of August, and will issue a separate press release providing the date and time.

The financial information contained in this press release represents the Company’s best estimates as of this time and may be subject to adjustment when final first quarter results are released.

Digital Turbine First Quarter Fiscal 2016 Preliminary Results

July 10, 2015

About Digital Turbine, Inc.

Digital Turbine works at the convergence of media and mobile communications, delivering end-to-end products and solutions for mobile operators, app advertisers, device OEMs and other third parties to enable them to effectively monetize mobile content and acquire higher value user acquisition. The company's products include DT Ignite™, a mobile device management solution with targeted app distribution capabilities, DT IQ™, a customized user experience and app discovery tool, DT Marketplace™, an application and content store, and DT Pay™, a content management and mobile payment solution, DT Media, an advertiser solution for unique and exclusive carrier inventory, and Appia, a leading worldwide mobile user acquisition network. Digital Turbine has delivered more than 100 million app installs for hundreds of advertisers. In addition, more than 31 million customers use Digital Turbine's solutions each month across more than 20 global operators. Headquartered in Austin, Texas with global offices in Durham, Berlin, Singapore, Sydney and Tel Aviv. For additional information visit www.digitalturbine.com or connect with Digital Turbine on Twitter at @DigitalTurbine.

Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Statements in this news release that are not statements of historical fact and that concern future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events, including projected advertising ramp and anticipated new or expanded relationships with global Tier 1 carriers, are forward-looking statements (and estimates of revenue for completed quarters may involve forward-looking statements) that speak only as of the date made and which involve known and unknown risks, uncertainties and other factors which may, should one or more of these risks uncertainties or other factors materialize, cause actual results to differ materially from those expressed or implied by such statements. These factors include the occurrence of any event, change or other circumstances that could give rise to risks related to disruption of management's attention from the ongoing business operations due to the Appia merger integration effort; the ability to expand the combined company's global reach, accelerate growth and create a scalable, low-capex business model that drives EBITDA; failure to realize anticipated operational efficiencies, revenue (including projected revenue) and cost synergies and resulting revenue growth, EBITDA and free cash flow conversion from the Appia merger; unforeseen difficulties preventing rapid integration of Appia's app-install infrastructure into Digital Turbine's existing platform; the potential for unforeseen or underestimated cash requirements necessary to enable transaction synergies to be realized; the inherent and deal specific challenges in converting discussions with carriers into actual contractual relationships; product acceptance of a new product such as DT Ignite™ or DT IQ™ in a competitive marketplace; device sell through for any specific device or series of devices; the potential for unforeseen or underestimated cash requirements or liabilities; the impact of currency exchange rate fluctuations on our reported GAAP financial statements; the company's ability as a smaller company to manage international operations; its ability given the company's limited resources to identify and consummate acquisitions; varying and often unpredictable levels of orders; the challenges inherent in technology development necessary to maintain the company's competitive advantage such as adherence to release schedules and the costs and time required for finalization and gaining market acceptance of new products; changes in economic conditions and market demand; rapid and complex changes occurring in the mobile marketplace; pricing and other activities by competitors; pricing risks associated with potential commoditization of the Appia Core as competition increases and new technologies add pricing pressure; technology management risk as the company needs to adapt to complex specifications of different carriers and the management of a complex technology platform given the company's relatively limited resources; and other risks including those described from time to time in Digital Turbine's filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications. You should not place undue reliance on these forward-looking statements. The company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, contact:
Carolyn Capaccio/Sanjay M. Hurry

LHA

(212) 838-3777

digitalturbine@lhai.com

SOURCE Digital Turbine, Inc.

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